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                                                                 EXHIBIT 10.01

                                  [HYBRID LOGO]

January 12, 2000

Michael Greenbaum
1 Arrowhead Way
Weston, Connecticut 06883

Dear Michael,

I am delighted to offer you a position as President and Chief Executive Officer for Hybrid Networks, Inc. at an annual base salary of $275,000 reporting to the Board of Directors. You are also being nominated as a member of the Board of Directors. You will be eligible for a bonus depending upon performance targeted at 50% of your annual base salary; this bonus will be subject to the terms of a bonus program which will be established subsequent to your date of hire. In addition, the Board of Directors has authorized that you be granted an incentive stock option to purchase 500,000 shares of common stock under the terms of the Company's 1999 Stock Option Plan. These options will vest over four years. Your stock option price will be the market value on the trading day immediately preceding the date of your employment.

In addition, Hybrid Networks will loan you up to $80,000 for the expenses to relocate your family and household goods from Connecticut to the Bay Area. Repayment of the loan, together with interest at a rate sufficient to avoid imputed interest for tax purposes, will be forgiven on a pro-rata basis during the first year of employment. This forgiveness of repayment is subject to applicable taxes and withholding. In the event you voluntarily resign from your position within the first year of employment with Hybrid, or are terminated for cause as defined in your stock option agreement, you will be required to repay the relocation loan on a pro-rata basis, as provided in the attached Promissory Note.

If Hybrid terminates your employment without "cause" (as defined in your stock option agreement) at any time, you will continue to receive as severance monthly payments for 12 months equal to one year of your then current base salary, subject to withholding and other charges, provided you sign Hybrid's normal form of severance agreement releasing Hybrid from any claims based on your employment or the termination. In addition, upon such a termination and execution of such severance agreement, the vesting of your Hybrid stock options will accelerate so that those options which would have vested over the next 18 months from the termination date will vest immediately. This will be spelled out in our standard form stock option agreement. Note that such acceleration may result in a portion of the options no longer qualifying as incentive stock options. You will not be entitled to any other severance.

Subject to the terms of the benefit plans as a full-time employee of Hybrid, you will be eligible to participate in all Company sponsored benefits. These currently


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include medical, dental and life insurance, short and long term disability,
Personal Time Off, Company recognized holidays, our 401(k) Plan and our
Section 125 Cafeteria Plan.

Employment with Hybrid is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause, at will. Any contrary representations that may have been made or that may be made to you are superseded by this offer. Even though other policies and practices of the Company may change from time to time, our policy of at-will employment may only be changed by a written agreement that is signed by the President or Chief Executive Officer of Hybrid.

The parties agree that, to the fullest extent permitted by law, any and all disputes arising out of the terms of this Agreement, your employment, and/or the termination thereof, will be resolved by final and binding arbitration in Santa Clara County, California under the auspices and rules of JAMS/ENDISPUTE.

Should any of the provisions of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, it is agreed that such determination will not affect the enforceability of the other provisions.

This Agreement constitutes the entire agreement between you and Hybrid concerning its terms and supersedes any and all prior agreements, promises or inducements. This Agreement may be modified only by a formal writing, signed by you and the Chairman of Hybrid's Board of Directors.

Your employment pursuant to this offer is contingent on the completion of Hybrid's Employment Application, executing our standard Employee
Confidentiality and Inventions Agreement, and providing the Company with legally required proof of your identity and authorization to work in the United States.

Please return to me a signed copy of this letter if you accept the above-described offer. This offer, if not accepted, will expire on January 20, 2000. If you have any questions please call me at (650) 614-4814. I am looking forward to having you join our team as we build Hybrid into a strong and successful corporation.

Sincerely,




James R. Flach
Chief Executive Officer




  /s/ JAMES R. FLACH
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          Accepted By                                   Date of Acceptance

accepted by: /s/ MICHAEL GREENBAUM                       13 JANUARY 2000




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                                 PROMISSORY NOTE

I, Michael D. Greenbaum, understand and agree that Hybrid Networks, Inc. will provide me a relocation loan in the amount of up to $80,000, conditioned upon the following terms.

The loan will be funded by reimbursement of actual expenses. The forgiven relocation loan will be considered taxable income, and payroll taxes will be withheld. Payment of the full amount of the relocation loan is considered an advance. The relocation loan will bear interest at the rate of 6% per annum (based on a 360 day year). I understand that I will earn a relocation bonus in the amount of the relocation loan, together with accrued interest therein, on a monthly pro rata basis over a one year period from my date of hire. I understand and agree that if I voluntarily resign my employment with Hybrid, or if my employment with Hybrid is terminated for cause (as that term is defined in my Stock Option Agreement with Hybrid) prior to completing one year of employment, I will be responsible to pay to Hybrid the pro rata portion of the relocation loan that is not earned, together with interest. I agree to make this payment no later than 30 days after my resignation, unless a different repayment agreement is mutually agreed upon in writing with Hybrid.



Dated: JANUARY 13, 2000                       /s/ MICHAEL D. GREENBAUM
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